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                                                                  EXHIBIT 3.1.1

                          CERTIFICATE OF AMENDMENT OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                             PHARSIGHT CORPORATION

     Lyn Chambers hereby certifies that:

     ONE:    The original name of this corporation (the "Corporation") was
Pharsight Merger Corporation and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is March 22, 2000.

     TWO:    She is the duly elected and acting Secretary of the Corporation.

     THREE: Section D.4.r. of Article IV of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

           "(r)    PAYMENT UPON CONVERSION.  Upon any of the following
     conversion events, each share of Series C Preferred shall be entitled to receive, in addition to the Common Stock receivable upon such conversion, an amount in cash equal to the Original Issue Price of the Series C Preferred:

            (i) automatic conversion of the Series C Preferred pursuant to clause (b) of Section 4.l.(1);

            (ii) automatic conversion of the Series C Preferred pursuant to clause (a)(iii) of Section 4.l.(1), provided such automatic conversion occurs at the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation;

            (iii) other than as provided in (ii) above, provided that at least six (6) months have elapsed since the closing of the first public offering of Common Stock for the account of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, automatic conversion of the Series C Preferred pursuant to clause (a)(iii) of Section 4.l.(1); or

            (iv) provided that at least six (6) months have elapsed since the closing of the first public offering of Common Stock for the account of the Corporation pursuant to an effective registration statement under the Securities

                                      1.
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     Act of 1933, as amended, conversion of the Series C Preferred pursuant to Section 4.a."

     FOUR:    The amendment to the Corporation's Certificate of Incorporation set forth above was duly adopted by the Board of Directors of the Corporation, and approved by the Stockholders in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, PHARSIGHT CORPORATION has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its Secretary in Mountain View, California this 27th day of July, 2000.


                                       PHARSIGHT CORPORATION


                                       By:   /s/ Lyn Chambers
                                           ---------------------
                                              LYN CHAMBERS
                                              Secretary







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